Exhibit 99.1

October 3, 2016
SiteOne Landscape Supply Names Jeri L. Isbell to Its Board of Directors
ATLANTA, October 3, 2016 - SiteOne Landscape Supply, Inc. (NYSE: SITE) announced today the appointment of Jeri L. Isbell to the company’s board of directors. Ms. Isbell will serve on the company’s Compensation and Nominating and Corporate Governance Committees. Her appointment gives the company nine directors, three of whom are independent.
“We are delighted to welcome Jeri Isbell to our board of directors” said Paul Pressler, SiteOne Chairman. “She has a terrific track record and brings a wealth of experience to SiteOne across human resources, finance, operations and governance.”
Ms. Isbell has served as Vice President, Human Resources and Corporate Communications since 2003 at Lexmark International, Inc., a leading developer, manufacturer, and supplier of printing, imaging, device management, managed print services, document workflow and business process, and content management solutions. During her 25-year tenure at Lexmark she has also held a variety of senior roles including Vice President of Compensation and Benefits, Vice President of Finance, Division Chief Financial Officer and U.S. Controller.
“Jeri’s background and expertise, particularly in talent development and corporate governance, will benefit us greatly as we continue to build a world-class company and deliver exceptional value to all of our stakeholders” said Doug Black, SiteOne CEO.
About SiteOne Landscape Supply:
SiteOne Landscape Supply (NYSE: SITE), is the largest and only national wholesale distributor of landscape supplies in the United States and it has a growing presence in Canada. Its customers are primarily residential and commercial landscape professionals who specialize in the design, installation, and maintenance of lawns, golf courses and other outdoor spaces.
https://www.siteone.com

For more information, contact:

Investor Relations Contact: SiteOne Landscape Supply, Inc. Pascal Convers Executive Vice President, Strategy and Development 470-270-7011 investors@siteone.com	News Media Contact: SiteOne Landscape Supply, Inc. Greg Kirksey Director, Communications 470-277-7164 GKirksey@siteone.com